                                                                    EXHIBIT 10.3


                             EMPLOYMENT AGREEMENT


          AGREEMENT, made as of November 1, 1999 by and between Western Multiplex Corporation (the "Company"), a Delaware corporation and Amir Zoufonoun ("Executive").

                                   RECITALS

          In connection with the acquisition by WMC Holding Corp. of all of the issued and outstanding capital stock of Western Multiplex Corporation from Glenayre Technologies, Inc., the Company desires to employ Executive to serve as the President and Chief Operating Officer of the Company. In order to induce Executive to serve as the President and Chief Operating Officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

          Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

          It is therefore hereby agreed by and between the parties as follows:

          1.  Employment.
              ----------

          1.1 Subject to the terms and conditions of this Agreement, effective as of the date of the closing of the acquisition contemplated above (the "Closing Date"), the Company agrees to employ Executive during the term hereof (as defined in Section 2 below) as its President and Chief Operating Officer. In his capacity as the President and Chief Operating Officer of the Company, Executive shall report to the Chief Executive Officer (the "CEO") or the Board of Directors (the "Board") of the Company and shall have the customary powers, responsibilities and authorities of a president for corporations of the size and character of the Company, as it exists from time to time, and as are assigned by the CEO or the Board.

          1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment with the Company commencing on the date hereof, and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the CEO or the Board shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the CEO or the Board may reasonably from time to time impose. Executive also agrees to serve, if elected, as a member of the Board.



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          1.3  Nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the CEO, such activities do not interfere with his duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any entity or, without prior notice to the CEO and the Board and subject to Section 12(b) hereof, from serving as a member of boards of directors or as a trustee of any other corporation, association or entity.

          1.4 Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

          2. Term of Employment. Executive's term of employment under this Agreement shall commence on the date of the Closing Date (the "Effective Date") and, subject to the terms hereof, Executive and the Company agree and acknowledge that Executive's employment with the Company constitutes "at-will" employment and that this Agreement may be terminated at any time by the Company or Executive; provided, however, that any termination of employment by Executive (other than for death or Permanent Disability) may only be made upon 90 days prior written notice to the Company.

          3.  Compensation.
              ------------

          3.1 Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $175,000 per annum for the year commencing on the beginning of Executive's term of employment hereunder. Base Salary shall be adjusted annually at the discretion of the Board but in no event shall Base Salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company, as it exists from time to time, and, as increased, shall constitute "Base Salary" hereunder. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

          3.2 Annual Bonus. In addition to his Base Salary, the Company may, in its discretion, pay to Executive an annual cash bonus (the "Bonus") during the term of his employment hereunder equal to a percentage of Executive's Base Salary (the "Target Bonus"). The Bonus for each fiscal year of the Company will be based on performance targets as may be established by the Board (or a committee thereof), pursuant to an annual incentive plan that is substantially similar to the plan in effect at the Company immediately prior to the Closing Date.


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          3.3  Compensation Plans and Programs.  Executive shall be eligible to participate in any compensation plan or program maintained by the Company from time to time in which other senior executives of the Company participate on terms that are intended to be comparable to those applicable to such other senior executives.

          3.4 Equity Participation. (a) Simultaneous with the execution of this Agreement, Executive shall subscribe to a certain number of shares of common stock, par value $.01 per share of the Company ("Common Stock"), to be purchased by Executive on the Closing Date from the Company at the same per share purchase price paid by WMC Holding Corp. pursuant to a stockholder's agreement to be entered into with the Company, substantially in the form of the stockholder's agreement attached hereto as Exhibit [A]. Such purchase shall be financed by Executive personally; provided, that the Company shall guarantee a loan obtained by Executive from a third-party lender, in an amount to be agreed upon, in respect of a portion of the Common Stock purchased by Executive on the Closing Date, the terms of which are set forth in Exhibit [B] attached hereto.

          (b) (i) Executive shall also be granted an option to purchase a certain number of shares of Common Stock at the same per share purchase price paid by WMC Holding Corp. on the Closing Date, which option shall vest (i) 12/36 after the first anniversary of the date of grant and (ii) thereafter, 1/36 until such option is 100% vested, and which shall otherwise be subject to the terms and conditions of the stock option plan of the Company in effect from time to time and the stockholder's agreement as discussed above (the "Time Option"), [the terms of which are set forth in Exhibit [C] hereto].

          (ii) Executive shall also be granted an option to purchase a certain number of shares of Common Stock at a per share purchase price equal to the fair market value of such shares at the date of grant, which option shall vest (A) 100% in any event upon the tenth anniversary of the date of grant, but (B) which vesting may accelerated in the event that certain performance targets are achieved by the Company for fiscal years 2000 and 2001, which performance targets shall be established by the Board (the "Performance Option"), [the terms of which are set forth in Exhibit [D] hereto].

          (c) In addition, the Company may, in its discretion, grant to Executive additional options during the term of his employment hereunder as may be determined by the Board (or a committee thereof) in accordance with the terms of the stock option plan of the Company as in effect from time to time, which options shall also be subject to the terms and conditions of the stock option plan of the Company in effect from time to time and the stockholder's agreement as discussed above.



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          4.  Employee Benefits.
              -----------------

          4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company from time to time and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

          4.2 Vacation, Sick Leave and Fringe Benefits. Executive shall be entitled to such number of days of paid vacation and sick leave in each calendar year as established under the Company's policies as in effect from time to time, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits currently made available to senior executives of the Company, commensurate with his position with the Company.

          5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's policy) accounts of such expenditures.

          6.  Termination of Employment.
              -------------------------

          6.1 Termination By the Company Without Cause By the Executive for Good Reason. (a) The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company without Cause (as defined in Section 6.4(b) hereof) or by Executive for Good Reason (as defined in Section 6.4(c) hereof), Executive shall receive such payments, if any, under applicable plans or programs to which he is entitled pursuant to the terms of such plans or programs. In addition, Executive shall be entitled to receive the following:

          (i) an amount equal to one times the Executive's Base Salary at the annual rate as of the Termination Date, payable over the twelve month period following the Termination Date in substantially equal installment payments and in accordance with the normal payroll practices of the Company;

          (ii) a cash lump sum payment in respect of (x) accrued but unused vacation days (the "Vacation Payment"), (y) compensation earned but not yet paid (including any deferred Bonus payments) (the "Compensation Payment") and
(z) reasonable expenses incurred under Section 5 but not yet reimbursed (the "Expense Payment");


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          (iii) continued coverage under any employee medical, disability and life insurance plans in accordance with the respective terms thereof for a period ending on the earlier of (A) the first anniversary of the Termination Date or (B) the date on which the Executive becomes covered under comparable benefit plans of a new employer;

          (iv) acceleration of one hundred percent (100%) of the unvested portion of the Time Option, if any, so that Executive's Time Option is fully exercisable; and

           (v) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until the Termination Date and the denominator of which is 365.

          (b) The Vacation Payment, the Compensation Payment, and the Expense Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

          6.2 Permanent Disability. If the Executive becomes totally and Permanently Disabled (as defined herein) for one hundred eighty (180) consecutive days in any three hundred sixty-five (365) day period, the Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

          (a) amounts payable pursuant to the terms of a disability insurance policy or similar arrangement which the Company maintains during the term hereof;

          (b) the Target Bonus in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365;

          (c) the Vacation Payment, the Compensation Payment, and the Expense Payment; and

          (d) such payments under applicable plans or programs to which he is entitled pursuant to the terms of such plans or programs.

     For purposes of this Section 6.2, "Permanent Disability" shall be defined as (i) Executive's inability, by reason of physical or mental illness or other cause, to substantially perform Executive's duties, responsibility or obligations hereunder or (ii) in the discretion of the Board, disability

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as that term is defined in any disability insurance policy of the Company in effect at the time in question.

          6.3 Death. In the event of Executive's death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

          (a) the Target Bonus in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365;

          (b) any death benefits provided under the employee benefit programs, plans and practices referred to in Section 4.1 hereof, in accordance with their terms;

          (c) the Vacation Payment, the Compensation Payment, and the Expense Payment; and

          (d) such payments under applicable plans or programs to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

          6.4 Termination By the Company for Cause or By Executive Without Good Reason. (a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated by the Company for Cause, as hereinafter defined, or by Executive without Good Reason (other than as a result of the Executive's Permanent Disability, death or for Good Reason), notwithstanding any other provision in this Agreement, the Executive shall be entitled only to the Compensation Payment, the Vacation Payment, and the Expense Payment, and shall not be entitled to any further compensation or benefits hereunder including, without limitation, the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs.

          (b) As used herein, the term "Cause" shall be limited to (i) willful misconduct by Executive in connection with his employment which results in a demonstrable injury to the Company, (ii) willful and continued failure by Executive to perform his material duties with respect to the Company or its subsidiaries, which failure continues beyond 10 business days after a written demand for substantial performance of such duties was given to Executive by the Company, or (iii) the Executive's conviction of, or plea of nolo contendere to, a felony or any misdemeanor involving moral turpitude. Termination of the Executive for Cause shall be made by delivery to the Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the non-employee members of the Board at a meeting of such members called and held for such purpose, after 30 days prior written notice to the Executive specifying the basis for such termination and

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the particulars thereof and a reasonable opportunity for the Executive to cure or otherwise, finding that in the reasonable judgment of such Directors, the conduct or event set forth in any of clauses (i) through (iii) above has occurred and that such occurrence warrants the Executive's termination. Notwithstanding the foregoing, in no event shall the Company initiate a termination for Cause in the event that the Executive has provided the Company with written notice of his termination of employment for Good Reason.

          (c) As used herein, the term "Good Reason" shall be limited to the following:

          (i) any material and adverse diminution in the Executive's duties or responsibilities with the Company from those in effect immediately prior to the Closing Date;

          (ii) any reduction in the Executive's annual base salary or cash target bonus opportunity from the annual base salary or cash target bonus opportunity in effect immediately prior to the Closing Date;

          (iii) any requirement that Executive be based at a location more than fifty (50) miles from the location at which the Executive was based immediately prior to the Closing Date (or a substantial increase in the amount of travel Executive is required to do because of a relocation of the executive offices);

          (iv) any adverse change in the Executive's reporting obligations, which results in the Executive ceasing to report to either the CEO or the Board; and

          (v) any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to the Executive to assume and perform this Agreement, as contemplated by Section 10 hereof.

          7. Mitigation of Damages; Limitations on Severance Payments. (a) Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder.

          (b) (i) In the event that the severance payments and other benefits provided for in this Agreement or otherwise payable or provided to the Executive (i) constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this Section 7(b) would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the "Excise Tax"), then the Executive's severance payments and benefits provided for hereunder shall be either (i) delivered in full pursuant to the terms of this Agreement or (ii) delivered as to such lesser extent which

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would result in no portion of such severance payments and other benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of severance payments and benefits provided for hereunder, notwithstanding that all or some portion of such severance payments and benefits may be subject to the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7(b) shall be made by the Company's accountants prior to a "change in ownership or control" (as such terms are defined in Section 280G of the Code), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.

          (ii)  For purposes of making the calculations required by this
Section 7(b), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code to the severance payments and benefits provided for hereunder. The Company and the Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 7(b). In addition, the Company shall bear all costs that the accountants may reasonably incur in connection with any calculations contemplated by this Section 7(b).

          8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

          To the Company:

               Western Multiplex Corporation
               1196 Borregas Ave.
               Sunnyvale, California  94089
               Attention:

          with a copy to:

               Alvin H. Brown, Esq.
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017








                                      -8-



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          To Executive:

               Amir Zoufonoun
               c/o Western Multiplex Corporation
               1196 Borregas Ave.
               Sunnyvale, California  94089

Any such notice or communication shall be delivered by hand, by telecopy (with machine confirmation) or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

          9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. In the event of any dispute with respect to this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and other costs and expenses incurred in resolving such dispute.

          10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

          11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

          12.  Nondisclosure of Confidential Information; Non-Competition.
(a) At any time during or after Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order

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Executive to divulge, disclose or make accessible such information.  For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company, its subsidiaries, Ripplewood Holdings L.L.C. or their respective affiliates as in existence as of the date of Executive's termination of employment that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

          (b) As President and Chief Operating Officer, Executive will acquire knowledge of Confidential Information and trade secrets. Executive acknowledges that the Confidential Information and trade secrets which the Company has provided and will provide to him could play a significant role were he to directly to indirectly be engaged in any business in Competition with the Company or its subsidiaries. During the period of his employment hereunder and for one year thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than an ownership position of less than 5 percent in any company whose shares are publicly traded), any business, which is in Competition (as hereinafter defined) with the existing business of the Company or its subsidiaries and
(B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation to the extent that Executive would use or inevitably use Confidential Information or trade secrets or that would otherwise constitute unfair competition.

          (c) For purposes of this Section 12, a business shall be deemed to be in Competition with the Company or its subsidiaries if it is engaged in or has taken concrete steps toward engaging in the business of research and development, designing, manufacturing, marketing, distributing, or servicing or selling components as used in microwave radios, products and equipment, whether in existence or in development, relating to microwave communications (including unlicensed spread spectrum radio, licensed microwave radio, wireless ethernet bridge, and fixed wireless (e.g., wireless local loop, point-to-point, point-to-multipoint)), as carried on by the Company or its affiliates as of the date of Executive's termination of employment, in all cities, counties, states and countries in which the business of the Company or its affiliates is then being conducted or its products are being sold.

          (d) The results and proceeds of Executive's services hereunder, including, without limitation, any works of authorship resulting from Executive's services during Executive's employment with the Company and/or any of the Company's affiliates and any works in progress, will be works-

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made-for hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive's right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive will, from time to time as may be requested by the Company, (i) during the term of Executive's employment without further consideration, and (ii) thereafter at Executive's then current hourly rate, do any and all things which the Company may deem useful or desirable to establish or document the Company's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive's services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This subsection is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive's employer. This Section does not apply to an invention that qualifies as a nonassignable invention Section 2870 of the California Labor Code, which applies to any invention for which no equipment, supplies, facilities or Confidential Information was used, which does not (i) relate to the business of the Company; (ii) relate to the Company's actual or demonstrable anticipated research or development or (iii) result from any work performed by Executive for the Company. This confirms that Executive has been notified of his rights under Section 2870 of the California Labor Code.

          (e) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments

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otherwise required by this Agreement and obtain an injunction against
Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

          13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive an compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including the provisions of Section 12 herein. The provisions of this
Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

          15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

          16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Executive other than the agreements referred to in Section 3.4 hereof.

          17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

          18. Shareholder Approval. This Agreement shall not become effective and no payments and benefits set forth in Section 6 shall be paid unless and until the Company obtains the affirmative vote of more than seventy-five percent of all shareholders, excluding Executive and excluding

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those shareholders who are lineally related to, or the spouse of, Executive.
Even though all shareholders of the Company may vote on the approval of this Agreement, only the votes of such qualifying shareholders as are described in this Section 18 will count for purposes of calculating whether the requisite shareholder approval of this Agreement is obtained.














































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          19.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                                              WESTERN MULTIPLEX CORPORATION



                                              By   /s/ Jonathan N. Zakin
                                                  -----------------------
                                              Name:  Jonathan N. Zakin
                                              Title:  Chief Executive Officer



                                              EXECUTIVE:


                                              /s/ Amir Zoufonoun
                                              -------------------------
                                              Amir Zoufonoun





























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